Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into as of October 20, 2008 (the “Effective Date”) by and among Alfred R. Camner, an individual (the “Executive”), BankUnited Financial Corporation, a Florida corporation (the “Company”), and BankUnited, FSB, a Federal savings bank (the “Bank”).

Recitals

A. The Executive has served as the Chairman of the Board of Directors of the Company and the Bank and as the Chief Executive Officer of the Company and the Bank.

B. The Executive, the Company and the Bank are parties to the following agreements: (i) the Third Amended and Restated Employment Agreement dated as of July 28, 2006 between the Executive and the Company (such agreement, as amended, the “Company Employment Agreement”), and (ii) the Third Amended and Restated Employment Agreement dated as of July 28, 2006 between the Executive and the Bank (such agreement, as amended, the “Bank Employment Agreement,” and, collectively with the Company Employment Agreement, the “Employment Agreements”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreements.

C. The parties have agreed to enter into this Agreement in order to provide for the retirement of the Executive from the Company and the Bank, including the termination of the Executive’s employment with the Company and the Bank, and the resignation of the Executive from all positions as an officer and director of the Company and the Bank, all as of the Effective Date.

D. This Agreement is intended to address all matters which relate to the termination of the Executive’s employment with the Company, the Bank and their subsidiaries and affiliates (collectively, the “BankUnited Group”), and address certain related matters as more fully set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Retirement.

1.1 The Executive hereby retires from his positions with the Company, the Bank and each other member of the BankUnited Group. The parties acknowledge and agree that the Executive’s employment with the Company, the Bank and each other member of the BankUnited Group will be deemed to be terminated as of the Effective Date.

1.2 The Executive hereby resigns as a director of the Company, the Bank and each other member of the BankUnited Group. In this connection, the Executive has executed and delivered a resignation in the form of Exhibit A to this Agreement (the “Resignation”), simultaneously with the execution and delivery of this Agreement.

1.3 The Executive hereby resigns from any other position with any member of the BankUnited Group effective as of the Effective Date.

1.4 Executive will be designated as the “Founder and Chairman Emeritus” of the Company, an honorary, non-voting position.

2. Earned Payments and Benefits.

2.1 The Executive shall be entitled to receive the compensation (as contemplated in Section 4 of the Employment Agreements) earned by the Executive under the Employment Agreements through the Effective Date, which amount shall be paid by the Company and the Bank to the Executive within five (5) business days of the Effective Date.

2.2 The Executive shall be entitled to receive reimbursement for any unreimbursed business expenses that he may have incurred prior to the Effective Date to the extent permitted under the applicable business expense reimbursement policies of the Company and the Bank, which amount will be paid by the Company and the Bank to the Executive within five days of the Effective Date or, for reimbursements not requested prior to the Effective Date, within five days of the request therefor. Executive shall submit all requests for such reimbursement within fifteen (15) days after the Effective Date. The Company and the Bank shall promptly reimburse the Executive for such expenses following his submission of reimbursement requests in accordance with such policies.

2.3 The Executive shall be entitled to receive any benefits to which he is entitled as of the Effective Date under the terms of any tax-qualified retirement benefit plan maintained by the Company or the Bank in which he was a participant as of the Effective Date. Any benefits payable to the Executive under such plans shall be paid in accordance with the terms of such plans.

3. Separation Pay and Other Benefits.

3.1 Subject to the Executive’s compliance with this Agreement, and in full satisfaction of any obligations the Company or the Bank may have under the Employment Agreements, the Company and the Bank will pay to the Executive an amount (the “Separation Pay”) equal to his annual compensation as contemplated in Section 4 of the Employment Agreements; provided, the Company and the Bank shall be required to pay only such portion of the Separation Pay as may be approved by the Office of Thrift Supervision (the “OTS”) with the written concurrence of the Federal Deposit Insurance Corporation (“FDIC”) pursuant to Part 359 of the FDIC regulations (12 C.F.R. Part 359). The Separation Pay will be paid by the Company and the Bank in twenty-six (26) equal bi-monthly installments, commencing November 1, 2008, in accordance with their regular payroll practices.

3.2 To the extent permitted by applicable law, and approved by the OTS with the written concurrence of the FDIC:

(a) the Company shall assign to Executive the life insurance policies it maintains on Executive’s life (and after such assignment, Executive shall (i) be responsible for paying all premiums on such policies, and (ii) have the right to change the beneficiary on such policies);

(b) Executive shall receive the shares of Series B Preferred Stock, and the shares of Class B Common Stock, of the Company currently held in a grantor (rabbi) trust formed by the Company, of which Executive is the sole beneficiary;

(c) all restricted shares of Company capital stock issued to Executive shall vest as of the Effective Date, and Executive shall receive, in lieu of such shares, a cash amount equal to the aggregate market value of such shares as of the Effective Date; and

(d) the Company shall reimburse Executive for: (i) the reasonable legal fees he has incurred in the negotiation and preparation of this Agreement (but not to exceed a total reimbursement of $25,000), (ii) the reasonable cost of an administrative assistant and office, outside the offices of the Company and the Bank, for a period of six (6) months (but not to exceed a total reimbursement of $50,000); and (iii) the lease payments on the Executive’s automobile for a period of twelve (12) months (but not to exceed a total reimbursement of $12,000).

3.3 Except for the amounts payable under this Agreement, the Executive hereby waives any rights the Executive may have to receive any other compensation, payments or other benefits from the Company, the Bank or any other member of the BankUnited Group on account of his employment by any of them, the termination of his employment with any of them or on account of his service as an officer or director of any of them, including, but not limited to, any other compensation, payments, purchase, repurchase or vesting of securities or other benefits provided by the terms of the Employment Agreements. Furthermore, and notwithstanding anything to the contrary contained in this Agreement, Executive shall not receive any compensation, payment or benefits hereunder to the extent such benefits are not approved by the OTS, with the written concurrence of the FDIC, pursuant to Part 359 of the FDIC regulations.

4. Welfare Benefits and Perquisites. Subject to receipt of all required regulatory approvals, the Company and the Bank shall provide coverage of the Executive and his spouse and dependents for a period of twelve (12) months following the Effective Date under the group health insurance plan of the Company and the Bank, at no cost to Executive. After such twelve month period, coverage shall be made available to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the period provided under COBRA, but at the expense of Executive. Except as otherwise provided in this Section 4, the Executive shall not have any rights to receive any welfare benefits or perquisites from the Company, the Bank or any other member of the BankUnited Group following the Effective Date.

5. Non-Disparagement.

5.1 From and after the Effective Date, the Company and the Bank shall not, and shall not permit any other member of the BankUnited Group to: (i) utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including remarks or statements made in any press releases or public statements, about the Executive or any member of his family, including any disparaging or derogatory remarks, or untruthful statements concerning such person’s financial status, business, compliance with laws, ethics, service or business methods, (ii) utter or issue any other statements that are reasonably likely to disparage the Executive or any member of his family, or (iii) utter or issue any other statements that are otherwise degrading to the reputation of the Executive or any member of his family; provided that the Company, the Bank and the other members of the BankUnited Group shall be permitted to make truthful statements to the extent that such statements are required by applicable law or necessary to initiate and/or respond in a legal or regulatory proceeding.

5.2 From and after the Effective Date, the Executive shall not: (i) utter or issue any disparaging or derogatory remarks, or make any untruthful statements, including remarks or statements made in any press releases or public statements, about any of the BankUnited Beneficiaries (as defined below), including any disparaging or derogatory remarks, or untruthful statements concerning such person’s financial status, business, compliance with laws, ethics, personnel, directors, officers, employees, consultants, agents, service or business methods, (ii) utter or issue any other statements that are reasonably likely to disparage any of the BankUnited Beneficiaries, or (iii) utter or issue any other statements that are otherwise degrading to the reputation of any of the BankUnited Beneficiaries; provided that the Executive shall be permitted to make truthful statements to the extent that such statements are required by applicable law or necessary to initiate and/or respond in a legal or regulatory proceeding.

5.3 For purposes of this Agreement, the term “BankUnited Beneficiaries” shall mean the Company, the Bank and each other member of the BankUnited Group, and their successors, assigns, subsidiaries, and their officers, agents, employees, directors, advisors, counsel and fiduciaries, and their families.

5.4 The parties acknowledge that the Company and the Bank will issue a press release with respect to this Agreement substantially in the form of Exhibit B to this Agreement, and that such press release shall not be deemed to violate any of the provisions of this Section 5.

6. Release of Claims.

6.1 In consideration of the commitments made by the Company and the Bank under this Agreement, the Executive hereby irrevocably and unconditionally releases and forever discharges each of the BankUnited Beneficiaries of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, torts, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (collectively the “Claims”), which the Executive has or may have against any of the BankUnited Beneficiaries by reason of any matter, cause or thing whatsoever from the beginning of time through the Effective Date, including, without limitation, (a) any Claim arising out of, based upon, or relating to: (i) the Employment Agreements, (ii) the Executive’s employment with the Company, the Bank or any other member of the BankUnited Group, or the termination of such employment, (iii) the Executive’s service as an officer or director of the Company, the Bank or any other member of the BankUnited Group, or the termination of such service, (iv) any breach of any implied or express contract, covenant or duty, (v) alleged entitlement to any other remuneration arising on or before the Effective Date (including salary, bonus, incentive or other compensation), or (vi) restitution, fraud, misrepresentation, wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy or wrongful discharge, (b) any Claim relating to benefits, including the loss of vacation or sick leave, (c) any Claim under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs and expenses, and (d) any Claim under the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, Chapter 760 Florida Statutes, the Florida Private Whistle-blower’s Act of 1991, Section 440.205 Florida Statutes, the other laws of Florida, and any other local, state or federal law, statute, rule and regulation governing age, disability, ancestry, color, concerted activity, marital status, national origin, parental status, race, religion, sexual orientation, union activity, veterans status or any other protected class or status or for any claim of retaliation (including whistle blowing) for having asserted any Claim as a protected status individual or for having asserted any legal right while employed. Such release is not intended to affect the Executive’s rights: (1) under this Agreement; (2) to receive indemnification from the Company pursuant to the Company’s Articles of Incorporation and By-Laws, but only to the extent permitted by law (including the Federal Deposit Insurance Act and the regulations promulgated thereunder); or (3) with respect to insurance coverage under any directors’ and officers’ liability insurance policies. However, notwithstanding the provisions of subsection (2) above, in any action filed by the Company against Executive, the Company shall not be required to advance expenses (including attorney’s fees) to Executive, pursuant to Section 10.5 of the By-Laws of the Company, prior to the final adjudication or settlement of the action.

6.2 The Executive acknowledges that he has read and understood each provision of this Agreement, and has reviewed the content of this Agreement, including, without limitation, the release set forth in Section 6.1 (the “Release”). The Executive acknowledges that he is signing this Agreement voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, including, without limitation, the Release, other than those set forth in this Agreement. The Executive has carefully considered other alternatives to the execution and delivery of this Agreement, and has decided to sign this Agreement and to be bound by its terms, including, without limitation, the Release, in order to secure the benefits provided under this Agreement.

6.3 The Executive acknowledges that he may have claims against the Company, the Bank and the other BankUnited Beneficiaries of which he has no knowledge. The Executive acknowledges and agrees that the Release is specifically intended to, and does, extend to any and all such claims whether known, claimed, suspected or unknown.

7. Intentionally deleted.

8. Property of BankUnited Group; Personal Property of Executive. The Executive will promptly return to the Company, and in any case prior to the obligation of the Company and the Bank to make any payments under this Agreement, all assets and property of the BankUnited Group in his possession or control, including but not limited to, any automobiles, laptop computers, cellular phones, documents and materials in any form (electronic or paper) and all copies thereof, keys, access cards and directories of personnel (the “BankUnited Property”). The Company and the Bank will return to the Executive all of his personal property that remains in their possession or control (the “Executive Property”). Without limiting the foregoing, the Company shall transfer, to Executive’s personal computer, all of the personal files of Executive maintained on the servers of the Company or the Bank.

9. Non-Solicitation of Employees; Confidential Information.

9.1 For a period of one (1) year following the Effective Date (the “Restricted Period”), the Executive shall not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise, solicit or induce, or in any manner attempt to solicit, any person employed by any member of the BankUnited Group to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will. The restrictions in this Section 9.1 shall not apply with respect to the Executive’s two administrative assistants.

9.2 From and after the Effective Date, the Executive shall not, directly or indirectly, use or disclose any trade secrets or confidential information concerning the business or other activities of any member of the BankUnited Group. Trade secrets and confidential information of the BankUnited Group shall include, but not be limited to: (1) information concerning customers, prospective customers, vendors and suppliers of the BankUnited Group; (2) financial information concerning the BankUnited Group; and (3) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the BankUnited Group.

9.3 The Executive recognizes the importance of the covenants contained in this Section 9 and acknowledges that, based on his past experience and training as an executive of the Company and the Bank, the restrictions imposed herein are: (i) reasonable as to scope and time; (ii) necessary for the protection of the legitimate business interests of the BankUnited Group, including without limitation, their trade secrets, goodwill, and their relationship with employees, customers and suppliers; and (iii) not unduly restrictive of any of the Executive’s rights as an individual. The Executive acknowledges and agrees that the covenants contained in this Section 9 are essential elements of this Agreement and that but for these covenants, the Company and the Bank would not have entered into this Agreement or agreed to pay the Separation Pay.

9.4 If the Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 9, the Company and the Bank shall have the right and remedy, in addition to any others that may be available, at law or in equity, to (i) discontinue any further payments of the Separation Pay; and (ii) have the provisions of this Section 9 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the BankUnited Group, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the BankUnited Group.

10. Miscellaneous.

10.1 Notices. Any notice or other communication required or permitted under this Agreement will be given in writing and will be delivered by hand or air courier or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:

Mr. Alfred R. Camner

c/o Camner, Lipsitz and Poller, P.A.

550 Biltmore Way

Suite 700

Coral Gables, Florida 33134

To the Company and the Bank:

BankUnited Financial Corp

BankUnited FSB

255 Alhambra Circle

Coral Gables, Florida 33134

Attn: President

Any such notice or communication will be effective and be deemed to have been given as of the date delivered, if by hand or air courier, or as of the date of receipt or refusal, if mailed. Any party may change the foregoing address by giving notice to all of the other parties in the manner provided under this Section 10.1.

10.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and revokes all prior agreements, oral or written, including without limitation, the Employment Agreements.

10.3 Applicable Law. The validity, enforcement, and construction of this Agreement will be governed by the laws of the State of Florida.

10.4 Assignment. This Agreement may not be assigned by any party without the written consent of all other parties. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. In the event of the Executive’s death, all of the payments to be made to the Executive shall be made to his designated beneficiaries, heirs or administrators.

10.5 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, all of which taken together will constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The facsimile transmission of a signed signature page, by one party to the other(s), shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

10.6 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision.

10.7 Severability. In the event that any one or more of the provisions contained in this Agreement is declared invalid, void or unenforceable, the remainder of the provisions of this Agreement will remain in full force and effect, and such invalid, void or unenforceable provision will be interpreted as closely as possible to the manner in which it was written. Without limiting the generality of the foregoing, if Executive does not receive all of the payments and benefits provided herein, because such payments and benefits are not approved by the OTS or the FDIC, the remaining provisions of this Agreement (including the Release) shall remain in full force and effect.

10.8 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions in this Agreement may be waived, only by written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will not be deemed to be nor construed as a further waiver of such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

10.9 Attorney Fees. In the event of any arbitration or other legal proceedings arising out of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party or parties, reasonable cost and expenses, including attorney’s fees, incurred by such prevailing party in such proceedings. As used herein, attorney’s fees will include, without limitation, attorneys’ fees incurred by such party in any arbitration, judicial, bankruptcy, administrative or other proceedings, in any appellate proceedings, and in any post-judgment proceedings.

10.10 Consultation with Legal Counsel. The Executive represents and warrants that he has been given an opportunity to consult with his own legal counsel before signing this Agreement and that he has been given a sufficient, reasonable period of time to carefully consider all of the provisions of this Agreement.

10.11 Withholding. Notwithstanding any other provision of this Agreement, the Company shall, to the extent required by law, withhold all applicable federal, state and local income and other taxes from any payments to be made, or benefits to be provided, to the Executive under this Agreement.

10.12 Binding Effect. This Agreement shall benefit and bind the parties and their respective beneficiaries, personal representatives, heirs, administrators, successors and assigns.

10.13 No Admission of Liability. By entering into this Agreement, no party admits that such party has done anything wrong or that any other party has suffered any damage. The parties specifically deny and disclaim any liability to or wrongful acts against anyone by them or their agents and further deny that any party has suffered any damage as the result of their conduct.

10.14 No Third Party Beneficiaries. The parties do not intend that there are or shall be, nor shall any provision of this Agreement be construed to be in favor of, any third party beneficiary, except as otherwise expressly set forth in this Agreement.

10.15 Other Lawsuits or Claims. The Executive represents and warrants that he has not filed and does not intend to file any litigation, claim, charge, and/or complaint against any of the BankUnited Beneficiaries, and shall defend, indemnify and hold the BankUnited Beneficiaries harmless from and against any and all claims, damages, losses, penalties, or obligations asserted, that arise from, and/or are caused by any litigation, claim, charge, and/or complaint that he has filed or caused to be filed against any of the BankUnited Beneficiaries. The Executive will not, either directly or indirectly, pursue any litigation, claim, charge, and/or complaint against any of the BankUnited Beneficiaries for any incident, fact, allegation, and/or claim that occurred or arose prior to the Effective Date. The Executive represents and warrants that, as of the Effective Date, he knows of no facts that would provide the basis for any litigation, claim, charge, and/or complaint that he may file against any of the BankUnited Beneficiaries. The Company and the Bank represent and warrant that, as of the Effective Date, none of the directors of the Company or the Bank knows of any facts that would provide the basis for any litigation, claim, charge, and/or complaint that the Company or the Bank may file against the Executive.

10.16 Resolution of Disputes.

(a) In the event of a dispute arising between the parties with respect to their rights or duties under this Agreement or any matter related to the termination of the Executive’s employment with the Company or the Bank or his service as an officer or director of the Company or the Bank (a “Dispute”), the parties shall use all reasonable efforts to amicably resolve the Dispute by discussion on a good faith basis.

(b) If within 30 days of receiving written notice of the Dispute, the parties fail to reach an amicable settlement, then the parties shall undertake to resolve such Dispute through mediation utilizing a mediator selected jointly by the parties. If the Dispute is not resolved in such mediation within thirty (30) days following the initiation of such mediation, then such Dispute shall be referred to binding arbitration pursuant to Section 10.16(c) below.

(c) In the event that any Dispute is not resolved in the manner set forth in Sections 10.16(a) or (b) above, then such dispute shall be decided by final and binding arbitration, in accordance with the commercial arbitration (not employment dispute) rules of the American Arbitration Association (“AAA”). The arbitration shall be held in Miami, Florida. Depositions, if permitted by the arbitrator, shall be limited to a maximum of sixteen (16) hours in total time per party.

(d) Except as provided in Section 10.16(e) below, no party may commence any proceedings before any court in relation to a Dispute except for the purposes of enforcement of an arbitration award. Judgment on the award of the arbitrators may be entered in any court having jurisdiction.

(e) Notwithstanding the provisions of this Section 10.16, the Company and the Bank shall be entitled to commence legal proceeding in any court of competent jurisdiction in order to enforce the rights of the Company and the Bank under Section 9 of the Agreement or the rights of the Company under the Support Agreement.

10.17 Further Assurances. The parties shall cooperate in good faith and do all things reasonably necessary to effectuate this Agreement. Each party shall take further action, if necessary, including the execution and delivery of any additional document(s), reasonably requested by any other party, to carry out the terms and conditions of this Agreement.

10.18 Regulatory Approval. This Agreement is subject to Section 18(k) of the Federal Deposit Insurance Corporation Act and Part 359 of the rules and regulations of the Federal Deposit Insurance Corporation.

10.19 Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Without limiting the generality of the foregoing, the Company, the Bank and the Executive agree that the payments contemplated by Section 3.1 are not intended to constitute “deferred compensation” within the meaning of Section 409A and the Company, and the Bank and the Executive agree to report and withhold with respect to such amount consistent with such intent. Within the time period permitted by the applicable Treasury Regulations, the Company shall, in consultation with Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Executive (or increase in liability or cost to the Company), in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code; provided, any such amendment shall be subject to approval of the OTS and the FDIC to the extent required under applicable law. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A 3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or January 2, 2009 (the “Delayed Payment Date”); and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the Delayed Payment Date, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

10.20 Insurance and Indemnification. For six (6) years after the Effective Date, the Bank and the Company shall each cause the Executive to continue to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank and the Company or service in other capacities at the request of the Bank and the Company, respectively. The coverage provided to the Executive pursuant to this Section 10.20 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank and the Company, respectively.

10.21 JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSSCLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTIES HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

[Signature Page Follows]

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Bradley S. Weiss
Name:	Bradley S. Weiss
Title:	Vice-Chairman of the Board

BANK:

BANKUNITED, FSB

By:	/s/ Bradley S. Weiss
Name:	Bradley S. Weiss
Title:	Vice-Chairman of the Board

EXECUTIVE:

/s/ Alfred R. Camner
Alfred R. Camner, Individually

Exhibit “A”

Form of Resignation

RESIGNATION OF

ALFRED R. CAMNER

To:	Board of Directors of each of BankUnited Financial Corporation (the “Company”) and BankUnited FSB (the “Bank”)

Re:	Resignation of Alfred R. Camner

I hereby resign my positions as: (a) a director and Chairman of the Board of Directors of each of the Company and the Bank; and (b) the Chief Executive Officer of each of the Company and the Bank, in each case effective as of 5 p.m. on October 20, 2008.

Date: October 20, 2008

/s/ Alfred R. Camner
Alfred R. Camner

Exhibit “B”

Form of Press Release

RAMIRO ORTIZ ELECTED CEO OF BANKUNITED;

ALFRED CAMNER, CHAIRMAN, ANNOUNCES RETIREMENT

CORAL GABLES, FL (Monday, Oct. 20, 2008) BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB (the bank), announced that its chairman and CEO, Alfred R. Camner, is retiring today as an officer and director of the parent company and the bank.

Mr. Camner has been named Founder and Chairman Emeritus in recognition of his central role in establishing and growing the bank.

Ramiro Ortiz, current president and COO, has been elected CEO by the Board of Directors.

Additionally, the Board has selected its vice-chairman, Lawrence H. Blum, as its new chairman, and board member Bradley S. Weiss, as its vice-chairman.

“Alfred Camner had a vision of how a bank with strong local roots and a commitment to its hometown could service customers better than its competitors, and he was right,” said Mr. Blum, the new Chairman of the Board.

“BankUnited is now known for unparalleled customer service as well as an abiding commitment to the communities in which we operate, and we owe Mr. Camner our deepest gratitude,” said Mr. Blum.

“Mr. Camner and the Board concluded that it was the right time for the next generation of leadership to steer this institution, and we are delighted to have Ramiro Ortiz—one of the most highly regarded and respected bankers in the nation—become CEO,” added Mr. Blum.

Ramiro Ortiz has served as a director, president, and COO of both the bank and the parent company since 2002. He was previously Chairman and CEO of SunTrust Miami Bank.

“Mr. Camner has made innumerable contributions to BankUnited over the many years, and we owe him a debt of gratitude,” said Mr. Ortiz.

“We will move BankUnited steadily ahead as a strong, independent company by continuing to do what we do best—focus first on the needs of our customers,” said Mr. Ortiz. “We have confidence in our good position and solid business model, our management team is second to none, and we have the best and most talented group of employees in banking I’ve ever seen.”

Commenting on Mr. Camner, board member Allen M. Bernkrant, speaking for the entire board, noted that “Mr. Camner is an exceptionally fine person who enjoys well-earned respect both inside and beyond BankUnited. His integrity, loyalty and dedication are unquestioned. All of us wish him the best in his well-deserved retirement.”

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At June 30, 2008, BankUnited had assets of $14.2 billion.

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